Exhibit 99.2

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Board of Directors Approves 23 Percent Increase in Quarterly Dividend

GRAND RAPIDS, MICHIGAN – May 16, 2012 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per common share, an increase of 23 percent from $0.065 per common share. The dividend is payable on June 15, 2012 to shareholders of record as of the close of business on June 1, 2012. As of May 15, 2012, there were 21,616,687 common shares outstanding.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq:SPTN) is the nation’s tenth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 375 independent grocery locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, and Valu Land.

Forward-Looking Statements

The Company’s adoption of a dividend policy does not commit the board of directors to declare future dividends. Each future dividend will be considered and declared by the board of directors in its discretion. The ability of the board of directors to continue to declare dividends will depend on a number of factors, including the Company’s future financial condition and profitability and compliance with the terms of its credit facilities. Our ability to successfully realize growth opportunities, expand our customer base, effectively implement and achieve the expected benefits of capital investments and store openings, successfully respond to the weak economic environment and changing consumer behavior, anticipate and successfully respond to openings of competitors’ stores, achieve expected sales, cash flows, operating efficiencies and earnings, implement plans, programs and strategies, reduce debt, and continue to pay dividends is not certain and depends on many factors, not all of which are in our control. Additional information about the risk factors to which Spartan Stores is exposed is contained in Spartan Stores’ reports and filings with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time.